UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 11, 2023
Date of Report (date of earliest event reported)

BlackBerry Limited
(Exact name of registrant as specified in its charter)

Canada			001-38232	98-0164408
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

2200 University Ave East
Waterloo	Ontario	Canada		N2K 0A7
(Address of Principal Executive Offices)				(Zip Code)
(519) 888-7465
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BB	New York Stock Exchange
Common Shares	BB	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2023, BlackBerry Limited (the “Company”) announced that John J. Giamatteo, age 57, was appointed Chief Executive Officer of the Company and as a member of the Board of Directors (the “Board”) of the Company, effective immediately. Mr. Giamatteo will also continue to serve as President, Cybersecurity of the Company. The Board does not expect to appoint Mr. Giamatteo to any committees.
Mr. Giamatteo has served as President, Cybersecurity of the Company since October 2021. Mr. Giamatteo has over 30 years of experience with global technology companies. As President, Cybersecurity of the Company, he has driven significant enhancements to the product portfolio, go-to-market strategy and organizational efficiency. Prior to joining the Company, Mr. Giamatteo served as President and Chief Revenue Officer at McAfee from 2013 to 2020. Before that, Mr. Giamatteo served as Chief Operating Officer at AVG Technologies, a leading provider of internet and mobile security. He has also held leadership positions with Solera, RealNetworks and Nortel Networks.
Other than the Employment Agreement (as defined below), there are no arrangements or understandings between Mr. Giamatteo and any other persons pursuant to which Mr. Giamatteo was appointed an officer and/or a director of the Company. Mr. Giamatteo does not have any family relationship with any of the Company’s executive officers or directors and has no direct or indirect material interest in any transaction required to be reported under Section 404(a) of Regulation S-K.
In connection with his appointment, Mr. Giamatteo entered into an employment agreement (the “Employment Agreement”) with the Company, effective as of his appointment on December 11, 2023 (the “Effective Date”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Mr. Giamatteo will receive an annual base salary for his service as Chief Executive Officer and President, Cybersecurity of the Company of $700,000 and, for the remainder of fiscal 2024, will continue to be eligible to participate in the Company’s Sales Incentive Plan (“SIP”) and Variable Incentive Plan (“VIP”), in each case, with target bonus opportunities equal to 50% of annual base salary, determined for this purpose by applying his applicable base salary before and after the Effective Date pro rata, based on the achievement of previously agreed performance metrics. Beginning in fiscal 2025, Mr. Giamatteo will no longer be eligible to participate in the SIP and will be eligible to participate in the VIP with a target bonus opportunity equal to $700,000, based on the achievement of performance criteria to be determined by the Company.
Pursuant to the Employment Agreement, Mr. Giamatteo will receive grants under the Company’s Equity Incentive Plan of (a) time-based restricted share units with a grant date value of $2.7 million, vesting ratably over three years from the grant date, and (b) performance-based restricted share units with a target grant date value of $3.3 million, 70% of which will vest entirely, partially or not at all on the third anniversary of the grant date depending on the Company’s achievement of a total shareholder return goal, and 30% of which will vest entirely, partially or not at all on the third anniversary of the grant date depending on the Company’s achievement of an adjusted EBITDA margin goal. In addition, Mr. Giamatteo will also be eligible to receive a one-time special cash bonus with a target amount of $350,000, payable 50% upon successful achievement of the Business Separation (as defined below) within six months, with multipliers of up to 1.5 times for earlier achievement, and 50% if the Company achieves breakeven or positive operating cash flow for the first quarter of fiscal 2025.
Mr. Giamatteo will receive no additional remuneration for acting as a director.
The foregoing description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. For more information about the Company’s executive compensation program, including a description of each plan identified above, please refer to the Company’s annual proxy statement for fiscal 2023, which was filed with the Securities and Exchange Commission on May 16, 2023. The Employment Agreement will supersede Mr. Giamatteo’s prior employment agreement with the Company, dated August 3, 2023, which was filed with the Securities and Exchange Commission on June 24, 2022, except that Mr. Giamatteo will continue to be eligible to receive a fiscal 2024 restricted share unit award contemplated in the prior agreement.
Item 8.01 Other Events
On December 11, 2023, the Company issued a press release announcing the appointment of Mr. Giamatteo and the Company’s intention to separate the IoT and Cybersecurity business units (the “Business Separation”), a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement with John Giamatteo dated December 6, 2023
99.1	BlackBerry Limited press release dated December 11, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BlackBerry Limited

Date:	December 12, 2023	By:	/s/ Steve Rai
			Name:	Steve Rai
			Title:	Chief Financial Officer